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FOR IMMEDIATE RELEASE -- FEBRUARY 1, 1999

ELMSFORD, NY -- American Bank Note Holographics (NYSE: ABH) announced today that, based on currently available information, approximately $6 million of revenue previously included in the Company's results of operations for the year ended December 31, 1997 should instead have been included in 1998. The Company currently estimates that as a result of this adjustment, together with other adjustments, net income of the Company for the year ended December 31, 1997 may have been overstated by in excess of 50 percent, rather than approximately 10 percent, as previously announced.

The Company stated that such a revenue shift from 1997 to 1998 may result in adjusted 1998 revenue exceeding adjusted 1997 revenue.

The Company stated that its Audit Committee's investigation into revenue recognition practices is progressing. As previously announced, the Company's interim financial statements for each of the first three quarters of 1998 will require restatement and should no longer be relied upon, and the Company's financial statements as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 and the related Report of Independent Auditors should no longer be relied upon, as such financial statements will also require restatements.

American Bank Note Holographics is a world leader in the origination, production, and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications, such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.

Certain matters in this press release contain forward looking statements that involve risk and uncertainties including, but not limited to, future revenues, earnings prospects and the Company's ability to execute its business plan. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.

Contact:

American Bank Note Holographics, Inc.      Media and Investor Relations Counsel
Morris Weissman                            Robinson Lerer & Montgomery
212-593-5700                               Walter Montgomery
                                           212-484-6721